Griffon Corporation Announces Second Quarter Results

NEW YORK, NEW YORK, May 8, 2024 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fiscal 2024 second quarter ended March 31, 2024.

Revenue for the second quarter totaled $672.9 million, a 5% decrease compared to $711.0 million in the prior year quarter.

Net income totaled $64.1 million, or $1.28 per share, compared to a net loss of $62.3 million, or $1.17 per share, in the prior year quarter. Excluding all items that affect comparability from both periods, adjusted net income was $67.5 million, or $1.35 per share, in the current year quarter compared to $66.9 million, or $1.21 per share, in the prior year quarter. For a reconciliation of net income (loss) to adjusted net income, and earnings (loss) per share to adjusted earnings per share, see the attached table.
Adjusted EBITDA for the second quarter was $134.2 million, a 2% decrease from the prior year quarter of $136.9 million. Adjusted EBITDA, excluding unallocated amounts (primarily corporate overhead) of $14.8 million in the current quarter and $14.6 million in the prior year quarter, totaled $149.0 million, decreasing 2% from the prior year of $151.5 million. For a reconciliation and definition of adjusted EBITDA, a non-GAAP measure, to income (loss) before taxes, see the attached table.

“Griffon’s excellent second quarter performance exceeded our expectations due to the strength of residential volume in our Home and Building Products ("HBP") segment," said Ronald J. Kramer, Chairman and Chief Executive Officer.

“Our Consumer and Professional Products ("CPP") segment's performance continues to reflect improved profitability with the completion of the previously announced U.S. facility closures,” continued Mr. Kramer. “We remain confident in our long term target of 15% segment EBITDA margin for CPP.”

“Given our robust year-to-date performance, and our expectations for the second half, we are raising full-year segment EBITDA guidance to $555 million from $525 million,” Mr. Kramer said. “Regarding capital allocation, during the fiscal second quarter, we repurchased more than 1.8 million shares at an average price of $65.09 per share. These actions demonstrate the confidence Griffon’s Board and management have in our strategic plan and outlook, and our continued commitment to delivering value to our shareholders.”

Segment Operating Results

Home and Building Products ("HBP")

HBP's second quarter revenue of $392.1 million decreased 1% from the prior year quarter due to unfavorable product mix of 2%, partially offset by a 1% increase in volume. Increased residential volume in the quarter was partially offset by decreased commercial volume.

Adjusted EBITDA of $128.9 million decreased 2% from $131.9 million in the prior year quarter. The variance to the prior year resulted from the decreased revenue noted above, and increased labor and distribution costs, partially offset by reduced material costs.

Consumer and Professional Products ("CPP")
CPP's second quarter revenue of $280.8 million decreased 11% compared to the prior year quarter primarily due to decreased volume driven by reduced consumer demand in North America and the U.K., partially offset by increased volume in Australia.

Adjusted EBITDA of $20.1 million increased 2% from $19.6 million in the prior year quarter. The variance to the prior year was primarily due to improved North American production costs and decreased discretionary spending, partially offset by the unfavorable impact of the reduced volume noted above.

CPP Global Sourcing Strategy Expansion

In response to market conditions, Griffon announced in May 2023 that CPP is expanding its global sourcing strategy to include long handle tools, material handling, and wood storage and organization product lines for the U.S. market.

By transitioning these product lines to an asset-light structure, CPP’s operations will be better positioned to serve customers with a more flexible and cost-effective sourcing model that leverages supplier relationships around the world. These actions will be essential to CPP achieving 15% EBITDA margins, while enhancing free cash flow through improved working capital and significantly lower capital expenditures.

The global sourcing strategy expansion is expected to be complete by the end of calendar 2024 and remains on budget. Manufacturing operations have ceased at all affected sites: Camp Hill and Harrisburg, PA; Fairfield, IA; Grantsville, MD and four wood mills.

Taxes
The Company reported pretax income from operations for the quarter ended March 31, 2024 compared to a pretax loss from operations for the quarter ended March 31, 2023, and recognized effective tax rates of 27.6% and 30.9%, respectively. Excluding all items that affect comparability, the effective tax rates for the quarters ended March 31, 2024 and 2023 were 27.9% and 29.5%, respectively.

Balance Sheet and Capital Expenditures
At March 31, 2024, the Company had cash and equivalents of $123.0 million and total debt outstanding of $1.59 billion, resulting in net debt of $1.46 billion. Leverage, as calculated in accordance with our credit agreement, was 2.8x net debt to EBITDA compared to 2.5x at March 31, 2023, and 2.6x at September 30, 2023. The six months ending March 31, 2024 free cash flow of $153.8 million reflects the strong operating results in the first half. At March 31, 2024, borrowing availability under the revolving credit facility was $317.5 million subject to certain loan covenants. Capital expenditures, net, were $18.5 million for the quarter ended March 31, 2024.

Share Repurchases

Share repurchases during the quarter ended March 31, 2024 totaled 1.8 million shares of common stock, for a total of $117.4 million, or an average of $65.09 per share. Since April 2023 and through March 31, 2024, share repurchases totaled 7.6 million shares of common stock or 13.3% of the outstanding shares, for a total of $337.8 million or an average of $44.56 per share, As of March 31, 2024, $120.2 million remained under the Board authorized share repurchase programs.

2024 Outlook

We now expect 2024 revenue of $2.65 billion (prior at $2.6 billion). Adjusted EBITDA is now expected to be $555 million (prior at $525 million), excluding unallocated costs of $59 million (prior $54 million) reflecting increased Employee Stock Ownership Plan expense, charges related to the strategic review and

AMES’s global sourcing expansion. Our increased revenue and adjusted EBITDA expectations reflect HBP's strong first half results.

Other guidance for 2024 remains unchanged, including amortization of $22 million, depreciation $41 million, interest expense of $103 million, a normalized tax rate of 28% and free cash flow to exceed net income.

Conference Call Information

The Company will hold a conference call today, May 8, 2024, at 8:30 AM ET.

The call can be accessed by dialing 1-844-825-9789 (U.S. participants) or 1-412-317-5180 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 10187925. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Wednesday, May 8, 2024 at 11:30 AM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 10187925. The replay will be available through Wednesday, May 22, 2024 at 11:59 PM ET.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, the impact of the Hunter Fan transaction, the industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” "achieves", “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings and improved operational results from cost control, restructuring, integration and disposal initiatives (including, in particular, the expanded CPP outsourcing strategy announced in May 2023); the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; increases in the cost or lack of availability of raw materials such as steel, resin and wood, components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at one of Griffon’s operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events or military conflicts that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including inflation, interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; possible terrorist threats and actions and their impact on the global economy; effects of possible IT system failures, data breaches or cyber-attacks; the impact of COVID-19, or some other future pandemic, on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon’s ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax laws. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon conducts its operations through two reportable segments:

•Home and Building Products ("HBP") conducts its operations through Clopay. Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America. Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the Cornell and Cookson brands.

•Consumer and Professional Products (“CPP”) is a leading global provider of branded consumer and professional tools; residential, industrial and commercial fans; home storage and organization products; and products that enhance indoor and outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including AMES, since 1774, Hunter, since 1886, True Temper, and ClosetMaid.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact            Investor Relations Contact
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311
IR@griffon.com

Griffon evaluates performance and allocates resources based on segment adjusted EBITDA and adjusted EBITDA, non-GAAP measures, which is defined as income (loss) before taxes from operations, excluding interest income and expense, depreciation and amortization, strategic review charges, non-cash impairment charges, restructuring charges, gain/loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable. Segment adjusted EBITDA also excludes unallocated amounts, mainly corporate overhead. Griffon believes this information is useful to investors.

The following table provides operating highlights and a reconciliation of segment adjusted EBITDA and adjusted EBITDA to income (loss) before taxes:

(in thousands)	For the Three Months Ended March 31,		For the Six Months Ended March 31,
REVENUE	2024	2023	2024	2023

Home and Building Products	$392,062	$396,659	$787,853	$793,232
Consumer and Professional Products	280,818	314,325	528,180	567,136
Total revenue	$672,880	$710,984	$1,316,033	$1,360,368

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2024	2023	2024	2023
ADJUSTED EBITDA

Home and Building Products	$128,924	$131,871	$253,643	$256,016
Consumer and Professional Products	20,121	19,635	25,660	17,826
Segment adjusted EBITDA	149,045	151,506	279,303	273,842
Unallocated amounts, excluding depreciation*	(14,814)	(14,630)	(28,721)	(28,406)
Adjusted EBITDA	134,231	136,876	250,582	245,436
Net interest expense	(25,512)	(24,643)	(50,387)	(49,187)
Depreciation and amortization	(15,080)	(17,254)	(29,903)	(34,367)
Restructuring charges	(2,401)	(78,334)	(14,801)	(78,334)
Gain on sale of building	11	—	558	10,852
Strategic review - retention and other	(2,676)	(6,190)	(7,334)	(14,422)
Proxy expenses	—	(614)	—	(2,117)
Intangible asset impairment	—	(100,000)	—	(100,000)
Income (loss) before taxes	$88,573	$(90,159)	$148,715	$(22,139)
* Primarily Corporate Overhead

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
DEPRECIATION and AMORTIZATION	2024	2023	2024	2023
Segment:
Home and Building Products	$3,772	$3,811	$7,405	$7,657
Consumer and Professional Products	11,171	13,303	22,228	26,430
Total segment depreciation and amortization	14,943	17,114	29,633	34,087
Corporate	137	140	270	280
Total consolidated depreciation and amortization	$15,080	$17,254	$29,903	$34,367

Griffon believes free cash flow ("FCF", a non-GAAP measure) is a useful measure for investors because it portrays the Company's ability to generate cash from operations for purposes such as repaying debt, funding acquisitions and paying dividends.

The following table provides a reconciliation of net cash provided by (used in) operating activities to FCF:

	For the Six Months Ended March 31,
(in thousands)	2024	2023
Net cash provided by operating activities	$185,860	$161,636
Acquisition of property, plant and equipment	(33,289)	(11,837)
Proceeds from the sale of property, plant and equipment	1,272	11,834
FCF	$153,843	$161,633

The following tables provide a reconciliation of gross profit and selling, general and administrative expenses for items that affect comparability for the three and six months ended March 31, 2024 and 2023:

(in thousands)	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2024	2023	2024	2023
Gross profit, as reported	$270,665	$194,492	$507,306	$428,317
% of revenue	40.2%	27.4%	38.5%	31.5%
Adjusting items:
Restructuring charges(1)	1,334	74,645	12,980	74,645
Gross profit, as adjusted	$271,999	$269,137	$520,286	$502,962
% of revenue	40.4%	37.9%	39.5%	37.0%
(1) For the quarter and six months ended March 31, 2024 and 2023, restructuring charges relates to the CPP global sourcing expansion.

(in thousands)	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2024	2023	2024	2023
Selling, general and administrative expenses, including intangible asset impairment, as reported	$157,217	$260,301	$310,020	$413,021
% of revenue	23.4%	36.6%	23.6%	30.4%
Adjusting items:
Restructuring charges(1)	(1,067)	(3,689)	(1,821)	(3,689)
Intangible asset impairment	—	(100,000)	—	(100,000)
Proxy expenses	—	(614)	—	(2,117)
Strategic review - retention and other	(2,676)	(6,190)	(7,334)	(14,422)
Selling, general and administrative expenses, as adjusted	$153,474	$149,808	$300,865	$292,793
% of revenue	22.8%	21.1%	22.9%	21.5%
(1) For the quarter and six months ended March 31, 2024 and 2023, restructuring charges relates to the CPP global sourcing expansion.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Revenue	$672,880	$710,984	$1,316,033	$1,360,368
Cost of goods and services	402,215	516,492	808,727	932,051
Gross profit	270,665	194,492	507,306	428,317

Selling, general and administrative expenses	157,217	160,301	310,020	313,021
Intangible asset impairment	—	100,000	—	100,000
Total operating expenses	157,217	260,301	310,020	413,021

Income (loss) from operations	113,448	(65,809)	197,286	15,296

Other income (expense)
Interest expense	(26,149)	(24,879)	(51,448)	(49,527)
Interest income	637	236	1,061	340
Gain on sale of building	11	—	558	10,852
Other, net	626	293	1,258	900
Total other expense, net	(24,875)	(24,350)	(48,571)	(37,435)

Income (loss) before taxes	88,573	(90,159)	148,715	(22,139)
Provision (benefit) for income taxes	24,430	(27,904)	42,395	(8,586)
Net income (loss)	$64,143	$(62,255)	$106,320	$(13,553)

Basic earnings (loss) per common share	$1.34	$(1.17)	$2.20	$(0.26)

Basic weighted-average shares outstanding	47,946	53,038	48,365	52,809

Diluted earnings (loss) per common share	$1.28	$(1.17)	$2.10	$(0.26)

Diluted weighted-average shares outstanding	49,931	53,038	50,714	52,809

Dividends paid per common share	$0.15	$0.10	$0.30	$0.20

Net income (loss)	$64,143	$(62,255)	$106,320	$(13,553)
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(7,199)	334	3,039	12,271
Pension and other post retirement plans	531	746	1,063	1,608
Change in cash flow hedges	1,772	1,533	1,477	953
Total other comprehensive income (loss), net of taxes	(4,896)	2,613	5,579	14,832
Comprehensive income (loss), net	$59,247	$(59,642)	$111,899	$1,279

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	March 31, 2024	September 30, 2023
CURRENT ASSETS
Cash and equivalents	$123,030	$102,889
Accounts receivable, net of allowances of $11,567 and $11,264	349,818	312,432
Inventories	443,970	507,130
Prepaid and other current assets	65,196	57,139
Assets held for sale	24,172	—
Assets of discontinued operations	980	1,001
Total Current Assets	1,007,166	980,591
PROPERTY, PLANT AND EQUIPMENT, net	267,337	279,218
OPERATING LEASE RIGHT-OF-USE ASSETS	168,252	169,942
GOODWILL	327,864	327,864
INTANGIBLE ASSETS, net	625,202	635,243
OTHER ASSETS	23,805	21,731
ASSETS OF DISCONTINUED OPERATIONS	4,104	4,290
Total Assets	$2,423,730	$2,418,879

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$8,152	$9,625
Accounts payable	143,152	116,646
Accrued liabilities	174,247	193,098
Current portion of operating lease liabilities	33,433	32,632
Liabilities of discontinued operations	2,753	7,148
Total Current Liabilities	361,737	359,149
LONG-TERM DEBT, net	1,577,208	1,459,904
LONG-TERM OPERATING LEASE LIABILITIES	145,295	147,224
OTHER LIABILITIES	132,063	132,708
LIABILITIES OF DISCONTINUED OPERATIONS	5,241	4,650
Total Liabilities	2,221,544	2,103,635
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	202,186	315,244
Total Liabilities and Shareholders’ Equity	$2,423,730	$2,418,879

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six Months Ended March 31,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$106,320	$(13,553)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	29,903	34,367
Stock-based compensation	12,674	13,335
Intangible asset impairments	—	100,000
Asset impairment charges - restructuring	8,482	59,118
Provision for losses on accounts receivable	904	343
Amortization of debt discounts and issuance costs	2,113	2,045
Deferred income tax provision (benefit)	—	(25,744)
Gain on sale of assets and investments	(1,075)	(10,852)
Change in assets and liabilities:
Increase in accounts receivable	(33,503)	(19,431)
Decrease in inventories	56,250	64,582
(Increase) decrease in prepaid and other assets	(5,766)	3,451
Increase (decrease) in accounts payable, accrued liabilities, income taxes payable and operating lease liabilities	7,979	(51,409)
Other changes, net	1,579	5,384
Net cash provided by operating activities	185,860	161,636

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(33,289)	(11,837)
Payments related to sale of business	—	(2,568)
Proceeds from the sale of property, plant and equipment	1,272	11,834

Net cash used in investing activities	(32,017)	(2,571)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(21,676)	(12,824)
Purchase of shares for treasury	(222,421)	(12,989)
Proceeds from long-term debt	179,500	45,419
Payments of long-term debt	(67,184)	(119,110)
Other, net	(262)	(127)
Net cash used in financing activities	(132,043)	(99,631)

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
(in thousands)
(Unaudited)

	Six Months Ended March 31,
	2024	2023
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(3,273)	(2,598)

Net cash used in discontinued operations	(3,273)	(2,598)
Effect of exchange rate changes on cash and equivalents	1,614	(1,428)
NET INCREASE IN CASH AND EQUIVALENTS	20,141	55,408
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	102,889	120,184
CASH AND EQUIVALENTS AT END OF PERIOD	$123,030	$175,592

Griffon evaluates performance based on adjusted net income (loss) and the related adjusted earnings (loss) per share, which excludes restructuring charges, gain/loss from debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable, non-GAAP measures. Griffon believes this information is useful to investors. The following tables provides a reconciliation of net income (loss) to adjusted net income and earnings (loss) per common share to adjusted earnings per common share:

(in thousands, except per share data)	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2024	2023	2024	2023
Net income (loss)	$64,143	$(62,255)	$106,320	$(13,553)

Adjusting items:
Restructuring charges(1)	2,401	78,334	14,801	78,334
Intangible asset impairment	—	100,000	—	100,000
Gain on sale of building	(11)	—	(558)	(10,852)
Strategic review - retention and other	2,676	6,190	7,334	14,422
Proxy expenses	—	614	—	2,117
Tax impact of above items(2)	(1,309)	(47,224)	(5,513)	(47,055)
Discrete and certain other tax provisions (benefits), net(3)	(390)	(8,723)	393	(9,056)

Adjusted net income	$67,510	$66,936	$122,777	$114,357

Earnings (loss) per common share	$1.28	$(1.17)	$2.10	$(0.26)

Adjusting items, net of tax:
Anti-dilutive share impact(4)	—	0.05	—	0.02
Restructuring charges(1)	0.04	1.06	0.22	1.06
Intangible asset impairment	—	1.34	—	1.34
Gain on sale of building	—	—	(0.01)	(0.15)
Strategic review - retention and other	0.04	0.08	0.11	0.20
Proxy expenses	—	0.01	—	0.03
Discrete and certain other tax provisions (benefits), net(3)	(0.01)	(0.16)	0.01	(0.16)

Adjusted earnings per common share	$1.35	$1.21	$2.42	$2.07

Weighted-average shares outstanding (in thousands)	47,946	53,038	48,365	52,809

Diluted weighted-average shares outstanding (in thousands)	49,931	55,364	50,714	55,334
Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.

(1) For the quarters ended March 31, 2024 and 2023, restructuring charges relate to the CPP global sourcing expansion, of which $1.3 million and $74.6 million, respectively, is included in Cost of goods and services and $1.1 million and $3.7 million, respectively, is included in SG&A. For the six months ended March 31, 2024 and 2023, restructuring charges relate to the CPP global sourcing expansion, of which $13.0 million and $74.6 million, respectively, are included in Cost of goods and services and $1.8 million and $3.7 million, respectively, are included in SG&A.

(2) The tax impact for the above reconciling adjustments from GAAP to non-GAAP net income and EPS is determined by comparing the Company's tax provision, including the reconciling adjustments, to the tax provision excluding such adjustments.

(3) Discrete and certain other tax provisions (benefits) primarily relate to the impact of a rate differential between statutory and annual effective tax rate on items impacting the quarter.

(4) In the three and six months ended March 31, 2023, Earnings (loss) per common share is calculated using basic shares on the face of the income statement. The anti-dilutive share impact represents the impact of converting from basic shares to diluted shares used in calculating Earnings (loss) per common share.